Exhibit 99.1

AlphaMetrix WC
Diversified Fund —
MT0041
(A Cayman Islands Exempted Limited Liability Company)

Financial Statements as of September 30, 2010 and for the Three and Nine Months Ended September 30, 2010 (Unaudited)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION (UNAUDITED) SEPTEMBER 30, 2010 (Expressed in U.S. dollars)

ASSETS

Equity in commodity trading account at clearing broker:
Cash	$59,195,755
Investments, representing
Investment in funds, at fair value (cost: $75,000,000)	75,001,918
Unrealized appreciation on open futures contracts, net	14,313,577
Cash at bank	46,400
Total Assets	$148,557,650

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Equity in commodity trading account at clearing broker:
Options on futures contracts, net (net proceeds: $22,170)	$18,652
Redemptions payable to feeder	5,353,606

Total Liabilities	5,372,258

SHAREHOLDERS’ EQUITY	143,185,392

Total Liabilities and Shareholders' Equity	$148,557,650

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

SCHEDULE OF INVESTMENTS (UNAUDITED) SEPTEMBER 30, 2010 (Expressed in U.S. dollars)

Investments in futures	Number of Contracts	Fair Value	Percentage of Shareholders' Equity
Long positions:
Domestic
Future put option contracts
Index (cost basis: $22,955)	40	$17,418	0.01%
Futures contracts
Agriculture	1,387	910,460	0.64
Energy	70	199,253	0.14
Index	849	376,232	0.26
Interest	4,605	4,897,192	3.42
Metal	481	4,183,243	2.92
Currency	1,999	5,430,861	3.79
Forward currency contracts
Forwards		(103,545)	(0.07)
Foreign
Futures contracts
Agriculture	30	9,027	0.01
Index	657	374,752	0.26
Interest	4,649	837,869	0.59
Metal	135	675,261	0.47
Forward currency contracts
Forwards		15,776	0.01
Total long positions		17,823,799	12.45

Short positions:
Domestic
Future put option contracts
Index (proceeds: $45,125)	40	(36,070)	(0.02)
Futures contracts
Agriculture	157	(40,657)	(0.03)
Energy	327	(745,869)	(0.52)
Index	-	-	-
Metal	-	-	-
Currency	343	(2,392,796)	(1.67)
Forward currency contracts
Forwards		185,986	0.13
Foreign
Futures contracts
Agriculture	53	754	0.00
Index	72	(51,826)	(0.03)
Interest	72	(396)	(0.00)
Metals	67	(471,299)	(0.33)
Currency	31	2,824	0.00

			(Continued)

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

SCHEDULE OF INVESTMENTS (UNAUDITED)
SEPTEMBER 30, 2010
(Expressed in U.S. dollars)

Investments in futures (cont'd)	Fair Value	Percentage of Shareholders' Equity

Forward currency contracts
Forwards	20,475	0.01
Total short positions	(3,528,874)	(2.46)
Investments - At Fair Value	$14,294,925	9.99%

Investments in funds*	Fair Value	% of Shareholders' Equity	% Ownership of Fund	Redemptions Permitted	Investment Objective

AlphaMosaic SPC - Offshore Platform Cash Account	$75,001,918	50.49%	19.30%	daily	short-term liquid cash equivalents

Total investments in funds, at fair value	$75,001,918	50.49%

					(Concluded)

*Redemptions are permitted daily

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010
(Expressed in U.S. dollars)

	Three Months ended September 30, 2010	Nine Months ended September 30, 2010

INVESTMENT INCOME
Interest income	$62,305	$117,044

Total income	62,305	117,044

EXPENSES:
Trading costs	90,786	309,835
Bank fees	-	239

Total expenses	90,786	310,074

NET INVESTMENT LOSS	(28,481)	(193,030)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FUNDS AND FOREIGN CURRENCY:
Net realized gain (loss) from:
Investments	1,974,037	22,206,939
Investment in funds	-	-
Foreign currency transactions	206,507	(506,284)
	2,180,544	21,700,655
Net change in unrealized appreciation (depreciation) on:
Investments	10,234,957	12,565,899
Investment in funds	(11,657)	(11,657)
Translation of assets and liabilities denominated in foreign currencies	259,194	321,732
	10,482,494	12,875,974

Net realized and unrealized gain (loss) on investments and foreign currency	12,663,038	34,576,629

Net increase (decrease) in net assets resulting from operations	$12,634,557	$34,383,599

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

STATEMENT OF CHANGES IN NET ASSETS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(Expressed in U.S. dollars)

Changes in net assets from operations:
Net investment loss	$(193,030)
Net realized gain (loss) from investments and foreign currency transactions	21,700,655
Net change in unrealized appreciation (depreciation) on
investments and translation of assets and liabilities in foreign currencies	12,875,974

Net increase (decrease) in net assets resulting from operations	34,383,599

Changes in net assets from capital transactions:

Proceeds from issuance of shares to investors	42,668,131

Redemptions of shares by investors	(64,928,071)

Net increase (decrease) in net assets resulting from capital transactions	(22,259,940)

Increase (decrease) in net assets	12,123,659

NET ASSETS — January 1, 2010	131,061,733

NET ASSETS — September 30, 2010	$143,185,392

See notes to financial statements.

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 (UNAUDITED)

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix WC Diversified Fund — MT0041 (the “Master Fund”) was incorporated on December 22, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Winton Capital Management Ltd. (the “Trading Advisor”) pursuant to its Diversified Program (the “Program”). The Program is systematically trading over numerous futures markets including grains, metals, softs, energies, meats, and financials. Trend-following in nature, the firm’s system uses technical analysis to identify market trends. The strategy consists of a multiple of systems – four long-term models and one short-term model.

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), is one of the investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including fund of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

Effective January 1, 2010, AlphaMetrix Managed Futures III LLC (AlphaMetrix WC Diversified Series), a segregated series of AlphaMetrix Managed Futures III LLC, a Delaware Series Limited Liability Company (the “WC Series”), began investing substantially all of its assets in the Master Fund. At September 30, 2010, the WC Series owned 2.04% of the Master Fund.

AlphaMosaic (US) LLC, a Delaware series limited liability company (the “U.S. Platform”), and AlphaMosaic SPC, a Cayman Islands segregated portfolio company (the “Offshore Platform”) also serve as feeder funds for the Platform and invest substantially all of the assets of their respective segregated portfolios (each, a “Fund”) in the Master Fund or Other Master Funds. AlphaMosaic (US) LLC - Cell No. 41, a separate series of the U.S. Platform, and AlphaMosaic SPC - SP 41 Segregated Portfolio, a segregated portfolio of the Offshore Platform, (with the WC Series, collectively, the “Feeder Funds”) each invest in the Master Fund.

Subscriptions and redemptions into the Feeder Funds and the corresponding transactions with the Master Fund are governed by the WC Series, U.S. Platform and Offshore Platform’s respective Confidential Offering Memorandum.

The Master Fund is managed by its Board of Directors. The Directors have delegated the day-to-day operations of the Master Fund to service providers, including the Sponsor and the Master Fund’s administrator. There are no service contracts, existing or proposed, between the Master Fund and any Director.

The Sponsor was formed in May 2005 and its office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and is a member of the National Futures Association (“NFA”).

The Master Fund has appointed the Sponsor, under the terms of a trading management agreement (the “Trading Management Agreement”), to manage, with wide discretionary powers, the portfolio of the Master Fund. Under the Trading Management Agreement, the Directors have delegated to the Sponsor full authority in respect of all matters relating to the investment and portfolio management of the Master Fund.

Pursuant to the Trading Management Agreement, the Directors have also delegated to the Sponsor authority to select the administrator for the Master Fund. The Trading Management Agreement will continue and remain in force until terminated by either the Sponsor or the Master Fund upon not less than thirty (30) days’ prior written notice. In certain circumstances (for example, the insolvency of either party or in the event all trading for the Master Fund by the Trading Advisor is suspended), the Trading Management Agreement may be terminated immediately by either party.

The Master Fund and the Sponsor have entered into a contract (the “Trading Agreement”) with the Trading Advisor pursuant to which the Master Fund’s trading accounts are managed, subject to rights of termination, by the Trading Advisor in accordance with its Program. The Trading Advisor may alter its Program (including its trading systems and methods and including the addition and/or deletion of any financial interests or contracts traded in the Master Fund’s trading accounts), provided that the Trading Advisor provides prior notice to the Master Fund and the Sponsor of any material change to the Trading Advisor’s Program. From time to time, the Trading Advisor (or its affiliates) may manage additional accounts, and these accounts will increase the level of competition for the same trades desired for the Master Fund, including the priorities of order entry. There is no specific limit as to the number of accounts the Trading Advisor (or its affiliates) may manage. In addition, the positions of all of the accounts owned or controlled by the Platform’s Trading Advisors (or their affiliates) are aggregated for the purposes of applying speculative position limits. Pursuant to the Trading Agreement, the Trading Advisor’s management and incentive fees are calculated, recorded, and allocated to the Investors in the Feeder Funds in accordance with the WC Series, U. S. Platform and the Offshore Platform’s respective Confidential Offering Memorandum.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting records of the Master Fund are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the Master Fund’s financial statements.

Cash — The Master Fund holds various currencies at the Clearing Broker, of which approximately $56,191,467 is held in U.S. Dollars (“USD”). The non-USD currencies fluctuate in value on a daily basis relative to the U.S. Dollar. On September 30, 2010, the Master Fund held positive currency positions of Australian Dollars, Canadian Dollars, Swiss Francs, Euros, British Pounds, Hong Kong Dollars, South Korean Won, New Zealand Dollars, Swedish Krona, Singapore Dollars, South African Rand, Czech Koruna, Norwegian Krone, Polish Zloty, and USD, and negative currency positions of Japanese Yen, Turkish Lira, and Hungarian Forint at the Clearing Broker. A portion of this cash is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the Clearing Broker as of September 30, 2010 was restricted cash for margin requirements of $33,004,230. This cash becomes unrestricted if the underlying positions to which it is applicable are liquidated.

Cash held in the commodity trading account at clearing broker consists of either cash maintained in the custody of the broker, a portion of which is required margin for open positions, or amounts due to/from the broker for margin or unsettled trades. Further, the Master Fund also holds cash in a USD commercial bank account.

Valuation and Income Recognition

Futures and Options on Futures Contracts — Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is based on closing prices as of the last day of the reporting period.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts and non-U.S. futures interests are denominated in currencies other than USD. Assets and liabilities denominated in currencies other than the USD are translated into USD at the rates in effect at the close of business on the last business day of the reporting period. The Master Fund does not separate the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statement of Operations. Such fluctuations are included with the unrealized appreciation on open contracts, net. For the nine months ended September 30, 2010, the gain from translation was $321,732.

Investment in Funds — Fund investments are initially recognized at fair value which is equal to the net asset value per share as determined by the fund’s administrator as of the close of business on the relevant valuation date. Realized gains and losses on sales are recognized as incurred and calculated on a FIFO basis. The difference between the fair value at the time of purchase (or the prior valuation date) and the fair value at the valuation date is reflected in the statements of operations as the net change in unrealized appreciation (depreciation) on investments in funds or interest income.

Trading Costs — Trading costs generally consists of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures and options on futures contracts. Trading Costs also consists of the Management and Sponsor Fee of approximately $6,966 allocated from the investment in AlphaMosaic SPC – Offshore Platform Cash Account. Commissions are paid on each individual purchase and sale transaction. Trading costs are allocated among the Feeder Funds based upon ownership capital.

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification  (“ASC”) Topic 740, Income Taxes (“ASC 740”),

relating to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current period. As of September 30, 2010, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

No provision has been made in the accompanying financial statements for U.S. federal or state income taxes as each of the Master Fund’s investors is individually responsible for reporting income or loss based on such investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Indemnifications — The Sponsor and Directors are indemnified against certain liabilities arising out of the performance of their duties for the Master Fund. In addition, in the normal course of business, the Master Fund enters into contracts with vendors and others that provide for general indemnifications. The Master Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Master Fund. However, the Master Fund expects the risk of loss to be remote.

Fair Value Measurements and Disclosures —The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in an active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for securities categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to fair value.

The Investment in fund is reflected as a Level 1 investment on a look-through basis, based upon the nature of the underlying investments of government bonds and corporate paper, all of which are by nature, Level 1 securities.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (ASU No. 2010-06), which amends ASC 820, adding new requirements for disclosures for Levels 1 and 2, separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements and clarification of existing fair value disclosures. ASU No. 2010-06 is effective for periods beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not have a significant impact on the Master Fund’s disclosures. During the nine months ended September 30, 2010, there were no transfers of assets or liabilities between Level 1 and Level 2.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

	Fair Value Measurements at Reporting Date Using

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	September 30, 2010*	(Level 1)	(Level 2)	(Level 3)
Assets
Investment In AlphaMosaic SPC - Offshore Platform Cash Account
	$75,001,918 **	$-	$75,001,918 **	$-
Future option contracts
Index	17,418	17,418	-	-
Futures contracts
Agriculture	1,430,562	1,430,562	-	-
Currency	5,445,742	5,445,742	-	-
Energy	408,223	408,223	-	-
Index	933,479	933,479	-	-
Interest	7,024,041	7,024,041	-	-
Metals	4,859,293	4,859,293	-	-

Forward currency
contracts	253,914	-	253,914	-

Total investment assets
at fair value	95,374,590	20,118,758	75,255,832	-

Liabilities
Future option contracts
Index	(36,070)	(36,070)	-	-
Futures contracts
Agriculture	(550,978)	(550,978)	-	-
Currency	(2,404,853)	(2,404,853)	-	-
Energy	(954,839)	(954,839)	-	-
Index	(234,321)	(234,321)	-	-
Interest	(1,289,376)	(1,289,376)	-	-
Metals	(472,088)	(472,088)	-	-

Forward currency
contracts	(135,222)	-	(135,222)	-

Total investment liabilities
at fair value	(6,077,747)	(5,942,525)	(135,222)	-

Total investment assets at
fair value - net	$89,296,843	$14,176,233	$75,120,610	$-

* See Schedule of Investments for major categories.
**Redemptions are permitted daily.

Derivative Instruments — The Master Fund discloses certain quantitative and qualitative matters relating to derivatives as prescribed by FASB ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. As a result of the adoption, the Master Fund has expanded its disclosures regarding derivative instruments.

Pursuant to the Program, the Master Fund engages in the speculative trading of U.S. and foreign futures contracts and forward currency contracts (collectively “derivatives”). These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract. Also, see discussion in Notes 1 and 4.

During the nine months ended September 30, 2010, the Master Fund had net trading gain/(loss), including both realized and unrealized gains/(losses) in the following sectors:

Agriculture — As of September 30, 2010, the Master Fund held 1,417 long agriculture contracts with a notional value of $50,930,942, and 210 short agriculture contracts with a notional value of $5,396,891. The Master Fund held positions in soybeans, livestock, coffee, sugar, wheat, cocoa, and corn.

Currency — As of September 30, 2010, the Master Fund held 1,999 long currency contracts with a notional value of $193,139,781, and 374 short contracts with a notional value of $47,698,828. The Master Fund held positions in Swiss Francs, Mexican Pesos, New Zealand Dollars, Japanese Yen, Canadian Dollars, Australian Dollars, Euros, and British Pounds.

Energy — As of September 30, 2010, the Master Fund held 70 long energy contracts with a notional value of $5,753,940, and 327 short contracts with a notional value of $22,708,097. The Master Fund held positions in gasoline, gas oil, natural gas, heating oil, and crude oil.

Index — As of September 30, 2010, the Master Fund held 40 long index put option contracts with a notional value of $3,156,038, and 1,506 long index futures contracts with a notional value of $94,241,737. The Master Fund also held 40 short index put options with a notional value of $6,396,275 and 72 short index futures contracts with a notional value of $7,243,613. The Master Fund held positions in the European, North American, and Asian index markets.

Interest — As of September 30, 2010, the Master Fund held 9,254 long interest contracts with a notional value of $2,096,105,215, and 72 short contracts with a notional value of $52,500,656. The Master Fund held positions primarily in the North American, European, and Asian interest rate markets with some exposure to the Australian and New Zealand markets.

Metals — As of September 30, 2010, the Master Fund held 616 long metal contracts with a notional value of $74,822,414, and 67 short contracts with a notional value of $4,758,719. The Master Fund held positions in gold, copper, zinc, nickel, tin, lead, aluminum, silver, platinum, and palladium.

Forward currency contracts — As of September 30, 2010, the Master Fund held long forward contracts with a notional value of $12,049,288, and short contracts with a notional value of $11,930,595. The Master Fund held positions in Brazilian Real, Chinese Renminbi, Euros, Norwegian Krone, New Zealand Dollars, Turkish Lira, South African Rand, and Russian Rubles.

For the three and nine months ending September 30, 2010, the Master Fund participated in 95,766 and 280,056 transactions.

The following table presents the fair value of open futures and forward currency contracts as an asset derivative if in a gain position and a liability derivative if in a loss position. Fair value is presented on a gross basis in the table below even though the futures and forward currency contracts are subject to master netting agreements and quality for net presentation in the Statement of Financial Condition in accordance with ASC 815.

Contracts	Asset Derivatives Fair Value*	Liability Derivatives Fair Value*
Future option contracts
Index	$17,418	$(36,070)
Futures contracts
Agriculture	1,430,562	(550,978)
Currency	5,445,742	(2,404,853)
Energy	408,223	(954,839)
Index	933,479	(234,321)
Interest	7,024,041	(1,289,376)
Metals	4,859,293	(472,088)
Forward currency	253,914	(135,222)

Total derivatives not designated as
hedging instruments under ASC 815	$20,372,672	$(6,077,747)

*Located in unrealized appreciation(depreciation) on open contracts and options on futures contracts, net in the Statement of Financial Condition.

The effect of trading futures and forward currency contracts on the Statement of Operations for the three and nine month period ended September 30, 2010 is detailed below:

Net Trading Gain/(Loss)* Three Months Ended 9/30/2010	Net Trading Gain/(Loss)* Nine Months Ended 9/30/2010

Futures option contracts:
Index	$81,798	$98,843
Futures contracts:
Agriculture	(2,880,903)	(2,269,730)
Currency	(2,065,475)	9,852,487
Energy	(2,040,623)	(5,986,192)
Index	(219,501)	(9,710,893)
Interest	16,781,729	39,205,343
Metals	2,424,522	3,533,233
Total futures contracts:	$12,081,547	$34,723,091

Forward currency contracts:	127,447	49,747

Total Net Trading Gain/(Loss)	$12,208,994	$34,772,838

* Includes both realized ($1,974,037 and $22,206,939) and unrealized ($10,234,957 and $12,565,899) gains (losses) for the three and nine months ended September 30, 2010 and is located in net realized and unrealized gain/(loss) on investments and foreign currency in the Statement of Operations.  Amounts exclude foreign currency transactions and translation and net realized and unrealized gain/loss on investments in fund.

3.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

4.	OFFSHORE PLATFORM CASH ACCOUNT

As a means of efficient and effective cash management, the Master Fund invests in the Offshore Platform Cash Account (“OPCA”). The OPCA is a related-party vehicle maintained by the Sponsor within the Offshore Platform which strategically manages cash within highly liquid cash-equivalent holdings with only the highest credit ratings. All holdings are carried at fair value and are readily convertible to cash upon demand. The Sponsor maintains the OPCA with one or more custodians (each, a “Cash Custodian”), and the OPCA is managed by one or more third-party cash managers (each, a “Cash Manager”) which may include the Sponsor, the Cash Custodian and/or any of their respective affiliates.

On assets held at the OPCA, the OPCA will credit the Master Fund an amount equal to 90% of the 3-month Treasury Bill rate after transaction costs as long as such rate is earned by the OPCA. If the return on the OPCA is less than 90% of the 3-month Treasury Bill rate, the Master Fund will receive its share of all interest actually earned by the Platform Cash Account. For the period ending September 30, 2010 income allocated from the OPCA was $20,541 and is reflected within Interest Income on the Statement of Operations. Investments in OPCA are subject to certain trading costs, such as management fee and Sponsor fee.

The Master Fund’s investment in the OPCA also exposes the Master Fund to some credit risk. See Note 5 for a discussion around credit risk.

At September 30, 2010, the Master Fund’s investment in the OPCA consisted of the following investments (all domiciled in the United States) whose pro-rata fair value were greater than 5% of the Master Fund’s net asset value:

Investment	Fair Value	Percentage of Shareholders' Equity
Healthcare
DENTSPLY International Inc, commercial paper, 10/1/2010 0% coupon	$8,780,751	6.13%
Financial services
ING North America Insurance Corporation, commercial paper, 10/1/2010 0% coupon	8,780,690	6.13
Energy
Kinder Morgan Energy Partners LP, commercial paper, 10/1/2010 0% coupon	8,780,702	6.13
Pepco Holdings, Inc., commercial paper, 10/1/2010 0% coupon	9,070,176	6.33

Total	$35,412,319	24.72%

5.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts, exchange for physical transactions, forward currency contracts and swap contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or over the counter (“OTC”). Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forwards, swaps, and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain as reported in the Statement of Financial Condition for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement. Unrealized gains on OTC derivative contracts due from the Master Fund’s counterparty at September 30, 2010 is reflected in the Master Fund’s Statement of Financial Condition within investments. The credit risk for a particular investment in the OPCA is limited to that particular investment.

Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Master Fund trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Master Fund has a substantial portion of its assets on deposit with a counterparty. In the event of the counterparty’s insolvency, recovery of Master Fund assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the Risk Department.

6.	RELATED PARTIES

AlphaMetrix Alternative Investment Advisors, LLC (“AlphaMetrix AIA”), an independent research affiliate of the Sponsor, was formed in August 2007. AlphaMetrix AIA is a registered CFTC commodity trading advisor and member of the NFA. AlphaMetrix AIA is responsible for the initial due diligence of the Trading Advisors that are being considered for the Platform. While AlphaMetrix AIA conducts due diligence and recommends Trading Advisors for the Platform, the Sponsor is ultimately responsible for the selection of all Trading Advisors to be added to the Platform. AlphaMetrix AIA receives no direct compensation for the services provided.

7.	ADMINISTRATION

Spectrum Global Fund Administration (Cayman) serves as the Administrator of the Master Fund. The Master Fund does not pay administration fees as the administration fees are paid by the Feeder Funds.

8.	CAPITAL STRUCTURE

At September 30, 2010, the Master Fund has authorized 5,000,000 shares. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to the nearest whole share) for the period is as follows:

2010

Shares outstanding — Beginning of Year	95,584

Shares subscribed	27,918
Shares redeemed	(44,722)

Shares outstanding — End of Period	78,780

9.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the nine months ended September 30, 2010, are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•
Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the period or the weighted-average net shares for the nine months ended September 30, 2010. Weighted average shares are computed using the month-end and mid-month shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the nine months ended September 30, 2010.

•
The net investment loss and total expense ratios are computed based upon the weighted average net assets for the nine months ended September 30, 2010. Weighted average net assets are computed using the average of month-end and mid-month net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

Net asset value — Beginning of Period	$1,371.17

Per share data (for a share outstanding throughout the period):
Net investment loss	(2.50)

Total realized and unrealized gain on investments	448.86

Total from investment operations	446.36

Net asset value — End of Period	$1,817.53

Ratio to average net assets:
Net investment loss	(0.21)%
Total expenses	0.34%

Total return	32.55%

10.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through November 15, 2010, the date the financial statements were available for issuance. The Sponsor has determined that except for the matters discussed in the following paragraph, there are no material events that would require adjustment to or disclosure in the Master Fund’s financial statements through this date.

Between October 1, 2010 and November 15, 2010, the Master Fund had subscriptions of $8,029,520 and redemptions of $12,014,000 (including redemptions payable of $5,353, 606).

******

ALPHAMETRIX WC DIVERSIFIED FUND — MT0041
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the quarterly report for the three and six months ended June 30, 2010, is accurate and complete.

/s/ Aleks Kins
Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor